Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE

PATRIOT COAL COMPLETES ACQUISITION OF MAGNUM COAL COMPANY

ST. LOUIS, July 23 – Patriot Coal Corporation (NYSE: PCX) today announced the completion of its acquisition of Magnum Coal Company (“Magnum”).  Under the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 2, 2008, among Patriot, Magnum, Colt Merger Corporation, and ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly as the Stockholder Representative, Magnum’s stockholders received approximately 11.9 million shares of newly-issued Patriot Coal common stock.  Additionally, Patriot assumed net debt of approximately $136.5 million, bringing the total acquisition price to approximately $695 million, based on the April 2, 2008 closing price of Patriot common stock.  The company repaid the assumed net debt in full, using the proceeds from the previously-announced convertible debt offering.

The Magnum transaction is aligned with Patriot’s strategy to grow through synergistic, accretive acquisitions.  The combination further broadens Patriot’s asset base and significantly increases the company’s surface mining capabilities.  Additionally, Magnum’s high-margin metallurgical coal production will raise the company’s total met production to 7.0 to 8.0 million tons for 2008.

“We are pleased to welcome Magnum and its 1,700 skilled employees to the Patriot family.  This represents an excellent strategic fit for Patriot, bringing together two companies that share a significant business presence in the eastern United States, a similar operating culture and a strong commitment to mine safety.  Importantly, the Patriot and Magnum properties are contiguous, which creates numerous synergistic opportunities,” said Patriot Chief Executive Officer Richard M. Whiting.  “Going forward, as the seventh largest coal producer in the U.S., we are poised to fully participate in very strong coal markets.”

The company’s corporate headquarters will remain in St. Louis, while its operations will be headquartered in Charleston, West Virginia.  Patriot has announced its management structure following the acquisition of Magnum.  Reporting to Richard Whiting, Chief Executive Officer, are Paul H. Vining, President & Chief Operating Officer; Mark N. Schroeder, Senior Vice President & Chief Financial Officer; Joseph W. Bean, Senior Vice President, General Counsel & Corporate Secretary; Charles A. “Chuck” Ebetino, Jr., Senior Vice President of Corporate Development; and K. Susan Billiot, Senior Vice President of Human Resources.

Reporting to Mr. Vining are Michael V. Altrudo, Senior Vice President & Chief Marketing Officer; John C. Hill, Vice President & General Manager, Southern Appalachian Underground Operations; Michael D. Day, Vice President of Appalachian Surface Operations; David L. Webb, Vice President & General Manager, Kentucky Operations; J. Blair McGill, Vice President & General Manager, Federal Operations; Gary W. Halstead, Vice President of Engineering and Terry G. Hudson, Vice President of Safety.

About Patriot Coal

Patriot Coal Corporation (the “Company”) is the third largest producer and marketer of coal in the eastern United States, with 21 Company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin.  The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves.  The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations.  We do not undertake to update our forward-looking statements.  Factors that could affect our results include, but are not limited to: changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on coal supply agreements with Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources.  The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, 10-Q and 8-K reports.
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